Exhibit e.4

KOPP FUNDS, INC.

THIRD AMENDMENT

TO THE

AMENDED AND RESTATED DISTRIBUTION AGREEMENT

THIS THIRD AMENDMENT, dated as of September 30, 2003, to the Amended and Restated Distribution Agreement dated as of December 31, 1998, as amended (the “Agreement”), by and between Kopp Funds, Inc. and Centennial Lakes Capital, Inc., each a Minnesota corporation, shall be as follows:

Effective September 30, 2003, Centennial Lakes Capital, Inc., a Minnesota corporation, merged with and into Centennial Lakes Capital LLC, a Minnesota limited liability company.  As a result, Centennial Lakes Capital, LLC succeeded to all the rights and assumed all of the liabilities of Centennial Lakes Capital, Inc.  Accordingly, as of the date hereof, Centennial Lakes Capital LLC will be the successor party to Centennial Lakes Capital, Inc. under the Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

The Corporation:

The Distributor:

KOPP FUNDS, INC.

CENTENNIAL LAKES CAPITAL LLC

By: /s/ L.C. Kopp

By:/s/ John P. Flakne

Attest: /s/ K.S. Tillotson

Attest: /s/ K.S. Tillotson